Exhibit 23.1

Consent of Ernst & Young LLP

Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of CryoCor, Inc. for the registration of its securities to be filed on May 17, 2007 and to the incorporation by reference therein of our report dated February 21, 2007, with respect to the financial statements of CryoCor, Inc., included in its Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Diego, California

May 15, 2007